November 27, 1996



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

I have acted as counsel for Borg-Warner Automotive, Inc., (the "Company") in connection with its registration under the Securities Act of 1933, as amended, through the filing of a Registration Statement on Form S-8 (the "Registration Statement"), of 25,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be offered for purchase under the Borg-Warner Automotive Powertrain Systems Corporation, Seneca Retirement Savings Plan (the "Plan"). In the course thereof, I or attorneys acting under my supervision and control have reviewed such documents and have made such investigation of law as I have deemed appropriate as a basis for the opinions expressed below.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

1. All necessary corporate action with respect to the authorization of the shares of Common Stock under the Plan has been taken by the Company.

2. Such shares of Common Stock, when issued under the Plan, will be validly issued, fully paid and non-assessable.

3. Under the laws of the State of Delaware and the laws of the State of Illinois, the jurisdiction where the Company's principal executive offices are located, no holder of shares of Common Stock issued under the Plan is or will be subject to personal liability by reason of being such a holder.

I express no opinion as to, or the effect of applicability of, any laws other than the laws of the State of Illinois and the corporate law of Delaware. This opinion is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date hereof.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

Yours sincerely,


LAURENE H. HORISZNY
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LAURENE H. HORISZNY